EXHIBIT 5

                                 [LETTERHEAD OF
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]


                                  July 26, 2002


Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, Arizona 85258-2463

 Re:      Medicis Pharmaceutical Corporation- Registration Statement on Form S-3


Ladies and Gentlemen:

         We have acted as counsel to Medicis Pharmaceutical Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to (i) $400,000,000 aggregate principal amount of 2.5% Contingent Convertible Senior Notes Due 2032 (the "Notes") issued pursuant to an Indenture (the "Indenture") dated as of June 4, 2002 between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and (ii) 6,884,681 shares of Class A common stock, par value $0.014 per share, of the Company issuable upon the conversion of the Notes (the "Conversion Shares"), at a conversion rate of approximately 17.2117 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The Notes and Conversion Shares may be sold by the selling securityholders that may be specified from time to time in the Registration Statement and the prospectus forming a part thereof.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.       The Notes constitute the valid and binding obligations of the Company.

2. The Conversion Shares have been duly authorized and reserved for issuance and, when the Registration Statement relating to the Conversion Shares has become effective under the Act, and when the Conversion Shares are issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

         The opinions and other matters in this opinion letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations (collectively, the "Laws") or judicial or administrative decisions of the Laws of the State of New York and the General Corporation Law of the State of Delaware.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

D. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganizations, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless or whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; and (iv) the power of the courts to award damages in lieu of equitable remedies.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion letter is intended solely for use in connection with the resale of the Notes and the Conversion Shares issuable upon conversion of the Notes, by the selling securityholders, pursuant to the Registration Statement, and is not to be relied upon for any other purpose.

                                   Very truly yours,



                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.